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                                                    Exhibit 12

                                       Central Tractor Farm & Country, Inc.

                                          Schedule Regarding Computation
                                       of Ratio of Earnings to Fixed Charges
                                             (In thousands of dollars)


                                                   Fiscal Year                                       Thirteen Weeks Ended
                              ---------------------------------------------------------   ----------------------------------------
                                                                                 Pro      January 27,   February 1,     Pro Forma
                                                                                Forma         1996        1997            1997
                               1992      1993      1994      1995      1996      1996     (unaudited)   (unaudited)    (unaudited)
                              ------   -------   -------   -------   -------   --------   -----------   -----------    -----------
Fixed charges:
   Interest expense           $5,140   $ 4,842   $ 4,774   $ 1,302   $ 1,663   $12,739      $  360       $   525        $ 3,290
   Portion of rent expense
     representing interest     1,621     1,284     1,345     1,567     1,859     1,932         445           521            521
                              ------   -------   -------   -------   -------   -------      ------        ------        -------
                              $6,761   $ 6,126   $ 6,119   $ 2,869   $ 3,522   $14,671      $  805        $1,046        $ 3,811
                              ======   =======   =======   =======   =======   =======      ======        ======        =======

Earnings:
   Income from continuing
     operations before
     income taxes             $2,738   $ 6,205   $ 9,378   $13,905   $14,994   $ 3,134      $2,220        $2,013        $(1,095)
Fixed charges per above        6,761     6,126     6,119     2,869     3,522    14,671         805         1,046          3,811
                              ------   -------   -------   -------   -------   -------      ------        ------        -------
                              $9,499   $12,331   $15,497   $16,774   $18,516   $17,805      $3,025        $3,059        $ 2,716
                              ======   =======   =======   =======   =======   =======      ======        ======        =======

Ratio of earnings to fixed
charges                     1.4 to 1  2.0 to 1  2.5 to 1  5.8 to 1  5.3 to 1  1.2 to 1    3.8 to 1      2.9 to 1       0.7 to 1
                            ========  ========  ========  ========  ========  ========    ========      ========       ========

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